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Lee Enterprises, Inc. Announces Resignation of
Chief Financial Officer Tim Millage

NEWS RELEASE
DAVENPORT, Iowa (November 21, 2025) – Lee Enterprises, Incorporated (NASDAQ: LEE) today announced Chief Financial Officer, Tim Millage, will depart the company early next year to answer a calling outside of corporate life. After nearly a decade of leading financial organizations in public companies, he will become an Executive Pastor at Coram Deo Bible Church in Davenport, Iowa.
“Serving Lee has been one of the greatest privileges of my professional life. I’m leaving to put my full time and full heart into serving the church,” said Millage. “I have tremendous respect for Kevin and the leadership team, and I have full confidence in the company’s direction and its bright future. The execution of the Three Pillar Digital Growth Strategy has already shown remarkable success and is transforming the composition of revenue, growing digital margins, and positioning the company for sustainable long-term value creation. I leave knowing the foundation is strong and the best is yet to come.”
Kevin Mowbray, Lee’s President and Chief Executive Officer, said, “We are deeply grateful to Tim for his leadership, integrity, and dedication. His financial acumen and stewardship have been instrumental in advancing the company. While we will miss him as a valued team member, we fully support his decision to follow his calling and wish him every success in this new chapter.”
The company has initiated a search for a new Chief Financial Officer. Millage’s resignation will become effective February 28, 2026, and he has agreed to provide consulting services to the Company through May 31, 2026.
ABOUT LEE
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 72 markets in 25 states. Our core commitment is to provide valuable, intensely local news and information to the communities we serve. Our markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.
Contact:
IR@lee.net
(563) 383-2100
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